{LETTERHEAD OF ARTHUR ANDERSEN APPEARS HERE}



Exhibit 16



April 1, 1996




Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549



Dear Sirs:

We have read Item 4 included in the attached Form 8-K dated April
1, 1996 of Sealright Co., Inc. filed with the Securities and
Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP